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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this Registration Statement of SunPharm Corporation (the "Company") on Form S-3 of our report dated March 15, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to recurring losses incurred by the Company from inception and an uncertainty surrounding the Company's ability to obtain sufficient financing in 1996 which raises substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of SunPharm Corporation for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
Jacksonville, Florida

July 19, 1996